Exhibit 10.1

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED BECAUSE THEY ARE NOT MATERIAL AND OF A TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. SUCH REDACTED PORTIONS ARE INDICATED WITH “[***].”

To:

Caraviello S.r.l.

Via Gambardella n. 116

80058 – Torre Annunziata (NA)

To the attention of Antonio Caraviello

via PEC to the following address: caraviello.srl@arubapec.it

Sansone S.r.l.

Via Panoramica n. 14

80041 – Boscoreale (NA)

To the attention of Raffaele Sansone

via PEC to the following address: sansone.srl@arubapec.it

Milan, 25 March 2026

Subject:	Binding offer (the “Offer”) for the acquisition of a stake representing up to 51% of the share capital of Sophia High Tech S.r.l.

Dear Sirs,

We refer to the non-binding offer executed on 25 February 2026 (the “Non-Binding Offer”), and the recent discussions, to confirm the interest of Genenta Science S.p.A., with registered office in Milan (Italy), via dell’Annunciata no. 31, tax code and registration number with the Companies Register of Milan, Monza-Brianza and Lodi 08738490963 (“GNT” or the “Investor”) to acquire a stake in the share capital of Sophia High Tech S.r.l., with registered office in Giugliano in Campania (NA), via Aniello Palumbo n. 120, tax code and registration number with the Companies Register of Naples 07547751219 (the “Company”), on the terms set out in this Offer (the “Transaction”).

1.	Structure of the Transaction.

1.1	Acquisition and capital increase

1.1.1	The Transaction provides for the acquisition by the Investor of a total shareholding representing 51% (fifty-one percent) of the Company’s share capital, as set out below:

(i)	partly through the purchase by GNT of a stake in the Company’s share capital held by Caraviello S.r.l. (“Caraviello”) and Sansone S.r.l. (“Sansone” and, jointly with Caraviello, the “Founders”; the Founders, jointly with GNT, are also referred to as the “Parties”), equal to an aggregate nominal value of [***], corresponding to [***] (the “Purchase of the Stake”);

(ii)	in part through the subscription, in cash, by the Investor of a capital increase in the Company’s share capital reserved for the Investor, divided into two tranches, for an aggregate amount of [***], including share premium (the “Capital Increase”).

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1.2	The first phase of the Transaction

1.2.1	In the first phase of the Transaction (the “First Phase”), the Investor:

(i)	shall complete the Purchase of the Stake, as set out below:

(a)	shall purchase from Caraviello a stake of a nominal value equal to [***], corresponding to [***] (the “Caraviello’s Stake to be Purchased”), against the payment of a consideration equal to [***] (the “Caraviello Purchase Price”);

(b)	shall purchase from Sansone a share of nominal [***], corresponding to [***] (the “Sansone’s Stake to be Purchased” and, together with the Caraviello’s Stake to be Purchased, the “Stakes to be Purchased”), against the payment of a consideration equal to [***] (the “Sansone Purchase Price” and, together with the Caraviello Purchase Price, the “Consideration for the Stakes to be Purchased”); and

(ii)	shall subscribe the first tranche of the Capital Increase up to an aggregate amount of Euro 3,250,000.00 (three million two hundred fifty thousand/00) (the “First Tranche of the Capital Increase”).

1.2.2	Following the completion of the First Phase, the Investor shall acquire a stake of 30% (thirty percent) of the Company’s share capital.

1.2.3	It is agreed between the Parties that, until completion of the activities provided in Article 1.2.1. point (i) letters (a) and (b), the current shareholders of the Company may distribute profits, provided that the Company shall maintain, at completion of the First Phase, a minimum cash balance of not less than [***]. The Founders shall represent and warrant to the Investor that the minimum cash balance referred to above shall be sufficient to cover the working capital requirements of the Company without reliance on the First Tranche of the Capital Increase.

1.3	The second phase of the Transaction

1.3.1	The Investor’s commitment to subscribe and pay-in the second tranche of the Capital Increase (the “Second Phase”) in the amount of Euro 1,950,000.00 (one million nine hundred fifty thousand/00) (the “Second Tranche of the Capital Increase”) is subject to the Company’s achievement of an EBITDA of at least [***] determined with reference to the financial year 2026, based on the formula set forth in Annex A (the “EBITDA Target”).

1.3.2	The Investor reserves the right to subscribe and pay the Second Tranche of the Capital Increase at any time before the calculation of the EBITDA Target, or regardless of its achievement, it being understood that, in such event, the Investor and the Founders shall discuss in good faith the timing of the subscription of the Second Tranche of the Capital Increase (as will be defined under the Transaction Documentations), provided that such voluntary subscription shall in no event be postponed after the date on which the financial statements for the financial year ending 31 December 2026 have been filed with the competent companies register.

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1.4	Use of proceeds

1.4.1	The Parties agree that the proceeds deriving from the Capital Increase will be used exclusively for the implementation of the business plan that will be agreed between the Parties and attached to the Transaction Documentation (as defined below) and, in particular, to:

(i)	industrial and technological investments;

(ii)	the strengthening of research and development activities; and

(iii)	the commercial and international development of the Company’s business

1.4.2	Furthermore, during the negotiation of the Transaction Documentation, the Parties shall negotiate in good faith the compensation to be granted to the key manager (who shall enter into the Directorship Agreement, as defined below) and the term of an incentive plan to be established for the benefit of employees and directors (including the key managers) of the Company.

1.4.3	Following the completion of the Second Phase, the Investor shall acquire an additional stake of 21% (twenty one percent) reaching a total stake of 51% (fifty-one percent) of the Company’s share capital, also taking into account the stake held upon completion of the First Phase.

1.5	Earn-Out

1.5.1	In addition to the Consideration for the Stakes to be Purchased, subject to the achievement of the EBITDA Target, the Founders shall be entitled to receive an additional amount as earn-out equal to an aggregate amount of [***] (the “Earn-Out”), divided as set out below:

(i)	Caraviello shall be entitled to receive an amount equal to [***];

(ii)	Sansone shall be entitled to receive an amount equal to [***].

1.5.2	Without prejudice to the foregoing, in the event that the Investor subscribes for and pays in the Second Tranche of the Capital Increase on a voluntary basis (i.e., irrespective of whether the EBITDA Target has been achieved), the Founders shall be entitled to receive the Earn-Out only if the Company achieves at least [***] of the EBITDA Target.

2.	Transaction Documentation

2.1	The Transaction shall be governed by the following documentation:

(i)	an acquisition and investment agreement governing, inter alia, the Investor’s acquisition of an equity interest in the Company (the “Investment Agreement”);

(ii)	a shareholders’ agreement governing, inter alia, the relationship among the Parties as shareholders of the Company, share transfer and profit sharing rules, the corporate governance of the Company, and the exclusive use by the Company of a new industrial warehouse at a rent to be mutually agreed upon by the Parties, all in line with market practice for similar transactions (the “Shareholders’ Agreement”);

(iii)	an amended Company’s articles of association consistent with the terms of the Shareholders’ Agreement, as applicable (the “Articles of Association”);

(iv)	one or more directorship agreements to be entered by and among the Company, the Investor, and the Company’s key managers, governing, inter alia, provisions on stability commitments, non-compete obligations, as well as good leaver and bad leaver provisions, in line with market practice for similar transactions (the “Directorship Agreements” and, together with the Investment Agreement, the Shareholders’ Agreement and the Articles of Association, the “Transaction Documentation”).

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3.	Governance of the Company

3.1	The Transaction Documentation shall provide that the Company be managed by a board of directors comprising 5 (five) members, appointed as set out below:

(i)	following the completion of the First Phase:

(a)	the Founders shall have the right to appoint 3 (three) directors, from whom the Chief Executive Officer of the Company shall be appointed;

(b)	the Investor shall have the right to appoint 2 (two) directors;

(ii)	following the completion of the Second Phase:

(a)	the Investor shall have the right to appoint 3 (three) directors, it being understood that 1 (one) director shall be chosen from among the representatives of the Founders;

(b)	the Founders shall have the right to appoint 2 (two) directors, from whom Chief Executive Officer of the Company shall be appointed.

3.2	The Transaction Documentation shall provide for specific veto rights, to be exercised in the board of directors and shareholders’ meetings, as further set out in the Transaction Documentation and in line with market practice for similar transactions.

3.3	In order to facilitate the management of the Company’s governance set out pursuant to this Offer, the Transaction Documentation shall provide for the introduction of categories of shares, in line with market practice for similar transactions.

4.	Call Options and Put Options

4.1	The Transaction Documentation shall also include:

(i)	the grant of a call option in favor of the Investor to purchase the shareholdings held by the Founders (as well as by any other shareholder who will execute the Shareholders’ Agreement), against the payment of a consideration calculated on the basis of a multiple of EBITDA (or other parameters) to be agreed in good faith between the Parties during the negotiations of the Transaction Documentation;

(ii)	the grant of a put option in favor of the Founders (and of the other shareholders who will execute the Shareholders’ Agreement), against the payment of a consideration calculated on the basis of a multiple of EBITDA (or other parameters) to be agreed in good faith between the Parties during the negotiations of the Transaction Documentation.

5.	Confirmatory Due Diligence

5.1	The Investor shall complete the accounting, tax, financial, labour, regulatory and legal due diligence on the Company (the “Confirmatory Due Diligence”) within 2 (two) weeks as of the acceptance of this Offer.

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6.	Conditions

6.1	The Transaction is subject to the fulfilment of the following conditions:

(a)	the issuance by the competent authorities of all authorizations, measures or clearances for the completion of the Transaction;

(b)	the absence of any findings relating to the Company as a result of the completion of the Confirmatory Due Diligence activity that could have a material adverse effect on the Company’s assets, or on its income prospects;

(c)	the waiver or non-exercise, by shareholders other than the Founders, of the pre-emption right in relation to the Stakes to be Purchased, within the terms provided for under the current Articles of Association;

(d)	the completion of any further formality or fulfilment that may be necessary to allow the implementation of the Transaction on the basis of the results of the Confirmatory Due Diligence;

(e)	the absence of material adverse events in relation to the Company’s assets, or its income prospects.

(f)	the Parties reaching agreement on the terms and conditions of the Transaction Documentation that are not already set out in this Binding Offer, including, without limitation, (i) the EBITDA multiple forming part of the formula for calculating the price payable upon the exercise of the call option and the put option referred to in Article 4.1(i) and (ii); (ii) the executive powers to be conferred on the Chief Executive Officer; and (iii) the representations and warranties and indemnification commitments by the Parties to be included in the Transaction Documentation.

(g)	a written declaration executed by all current shareholders of the Company confirming that, at the date of completion of the Transaction, the shareholders’ meeting unanimously resolves the Capital Increase;

(h)	the approval of the 2025 annual financial statements and the completion of the related administrative requirements with the Companies Register.

7.	Representations and Warranties

7.1	The Transaction Documentation shall include representations and warranties and indemnification commitments by the Founders and the Company, in line with market practice for similar transactions, in favor of the Investor.

8.	Exclusivity

8.1	Starting from the date of acceptance of this Offer and for the following 90 (ninety) calendar days (the “Exclusivity Period”), the Founders undertake (and shall procure that the Company undertakes) not to solicit, initiate, encourage, continue or engage in, directly or indirectly, any negotiation or discussion with any third party concerning any transaction that would conflict with or be inconsistent with the Transaction.

8.2	If, by the end of the Exclusivity Period, the Transaction Documentation has not been executed, this Offer shall automatically cease to be effective, without the need for any further notice or formality, and each Party shall be free to undertake, resume or continue negotiations with third parties, without prejudice to the provisions of Section 9 (Costs and expenses), Section 10 (Confidentiality) and Section 12 (Applicable law and jurisdiction) of this Offer.

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9.	Costs and Expenses

9.1	Each of the Parties shall bear its own costs and expenses incurred and/or to be incurred in connection with the Transaction, including the fees of their respective advisors, subject to the following.

9.2	In the event of an unjustified interruption of negotiations by one Party (i.e., the Founders, on the one hand, and the Investor, on the other hand), the interrupting Party shall be required to reimburse the other Party for the costs and expenses incurred by the latter in relation to the activities related to the Confirmatory Due Diligence, including the fees of legal, tax, financial, industrial and technical advisors, up to a maximum total amount of Euro 50,000.00 (fifty thousand/00).

10.	Confidentiality

10.1	The content of this Offer is strictly confidential and, therefore, the Parties undertake, for a period of 12 (twelve) months from the date of acceptance of this Offer, not to disseminate, use or communicate to any third party (with the sole exception of the Parties’ advisors) the existence of this Offer, or the terms and conditions provided herein, unless expressly authorized by the other Party or if one of the Parties is obliged to disseminate or communicate the content of this Offer in compliance with a legal or regulatory obligation or in execution of an order of a competent authority.

11.	Nature of the Offer

11.1	This Offer is binding and irrevocable until the date indicated at the end of this Offer.

11.2	This Offer supersedes and replaces in its entirety any previous understanding, agreement, expression of interest, offer or exchange of communications, whether written or oral, between the Parties with reference to the Transaction.

12.	Applicable Law and Jurisdiction

12.1	This Offer is governed by Italian law. Any dispute arising from this Offer or connected or relating to it will be referred to the exclusive jurisdiction of the Court of Milan, with the exclusion of any competing court.

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ANNEX A

EBITDA Target

EBITDA = A − (B6 + B7 + B8 + B9 + B11)

A)	Value of production

B6)	Costs for raw materials, ancillary materials, consumables, and goods

B7)	Costs for services

B8)	Costs for the use of third-party assets

B9)	Personnel costs

B11)	Changes in inventories of raw materials

Note: the labels A), B6), B7), B8), B9) and B11) refer to the Italian statutory financial statement format

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If you agree with the foregoing, please return a copy of this Offer initialed on each page and signed at the bottom by 6.00 p.m. by March 25, 2026 as a sign of complete and unconditional acceptance of the same. In the absence of acceptance within the aforementioned term, this Offer shall be deemed automatically ineffective.

Best regards.

Genenta Science S.p.A.

/s/ Pierluigi Paracchi
Name:	Pierluigi Paracchi
Title:	Chairman of the Board of Directors

* * *

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For acceptance:

Caraviello S.r.l.		Sansone S.r.l.

	/s/ Antonio Caraviello		/s/ Raffaele Sansone
Name:	Antonio Caraviello	Name:	Raffaele Sansone
Title:	Sole Director	Title:	Sole Director

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